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                       [NEOSTAR RETAIL GROUP LETTERHEAD]

FOR IMMEDIATE RELEASE
FOR:        NEOSTAR RETAIL GROUP, INC.
Contact:    Paul R. Streiber  817/424-2186


                       NEOSTAR RETAIL GROUP SELLS ASSETS

                       ---------------------------------

                   SOFTWARE ACQUISITION COMPANY LLC PURCHASES
                     ASSETS AND INVENTORY FOR $58.5 MILLION

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        DALLAS, TX, NOVEMBER 26, 1996 -- NeoStar Retail Group, Inc. (NASDAQ:
NEOSQ), parent company of Babbage's and Software Etc., announced that Software Acquisition Company LLC has received Federal Bankruptcy Court approval to purchase substantially all of the assets of NeoStar. The purchase price of $58.5 million includes 447 of NeoStar's stores and all of its inventory. Software Acquisition Company was the successful bidder in an auction process conducted during court hearings which concluded Tuesday, November 26, 1996.

        Software Acquisition Company LLC was recently formed by Leonard Riggio, a director and stockholder of NeoStar, for purposes of bidding for the NeoStar assets. Riggio is also Chairman and a principal stockholder of Barnes & Noble, Inc., the nation's largest bookseller, and of Barnes & Noble College Bookstores, Inc., the nation's largest operator of college bookstores.

        Prior to the sale, NeoStar Retail Group operated more than 650 stores and employed more than 5,000 people. As a result of the sale, approximately 200 of NeoStar's stores will be closed.




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        NeoStar filed a voluntary petition to reorganize under Chapter 11 of the
U.S. Bankruptcy Code in Federal Bankruptcy Court in Dallas on September 16,
1996. The Company previously announced that it had decided to auction its assets due to the absence of viable financing alternatives.

        "THE SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to bankruptcy court approval of those actions requiring such approval, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.



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